Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

AMEN Properties, Inc.
Midland, Texas

We hereby consent to the incorporation by reference in the registration statement (No. 333-79663) on Form S-8 of AMEN, Properties, Inc. of our report dated October 14, 2008, relating to the Combined Statements of Revenues and Direct Operating Expenses of the Oil and Gas Properties Purchased from Santa Fe Energy Trust and Devon Energy Production Company, L.P., by AMEN Properties, Inc. on December 17, 2007, for the years ended December 31, 2007 and 2006, which report appears in the Current Report on Form 8-K/A (Amendment No. 2) of AMEN Properties, Inc. dated October 14, 2008.

/s/ Johnson Miller & Co., CPA’s PC

Midland, Texas
October 14, 2008